EXHIBIT 10.2

                             THIRD AMENDMENT TO THE
             TEJAS GAS CORPORATION THRIFT BENEFIT RESTORATION PLAN

        WHEREAS, Tejas Gas Corporation (the "Company") has adopted and maintains the Tejas Gas Corporation Thrift Benefit Restoration Plan, originally effective August 9, 1994, and as amended by the First and Second Amendments effective on its original effective date and January 1, 1996, respectively ("Thrift Restoration Plan");

        WHEREAS, the Company has amended the Tejas Gas Corporation Thrift Plan to allow employees to defer a portion of their bonus, and the Compensation Committee of the Board of Directors of the Company wishes to amend the Thrift Restoration Plan to coordinate it with this change and to allow specified Participants to defer up to 100% of their bonus under the Thrift Restoration Plan;

        WHEREAS, pursuant to Section 8.1 of the Thrift Restoration Plan, the Compensation Committee of the Board of Directors of the Company has reserved the right to amend the Thrift Restoration Plan at any time;

        NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, Section 4.5 (Bonus Deferral) of the Thrift Restoration Plan is amended, effective May 1, 1997, to read as follows:

               "Subject to the Participant's having made the maximum elective deferrals permitted under the Qualified Plan and the Code, Participants may elect to defer the portion of their Bonus indicated in Attachment A. The election must be made prior to the earlier of: (i) the date on which the fact that a Bonus is to be awarded to the Participant becomes fixed or determinable, or (ii) the date on which the amount of Bonus to be awarded to the Participant is determined or determinable, provided, however, that an election made no later than 30 days after the effective date of the Third Amendment, to defer Bonus which would otherwise have been paid on or after January 1, 1998, will be timely. A Participant may make a deferral election with respect to the amount of any Bonus that may be awarded with respect to the Plan Year

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               when completing this Deferral Agreement for that Plan Year.

               The Bonus elected to be deferred under this Section shall be deferred in one lump sum and shall be deemed to have been deferred on the later of (a) the date it would otherwise have been paid to the Participant in the absence of his deferral election, or (b) the date any portion of such Bonus is credited under the Qualified Plan. Any Bonus deferral election hereunder shall be void and ineffective to the extent that no Bonus is awarded to the Participant with respect to the Plan Year."

        IN WITNESS WHEREOF, Tejas Gas Corporation has caused this Third Amendment to the Tejas Gas Corporation Thrift Benefit Restoration Plan to be executed as directed by the Compensation Committee of the Board of Directors on this 7th day of May, 1997, to be effective on May 1, 1997.

                                            By: /s/ JAY A. PRECOURT
                                                    Jay A. Precourt, President

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              TEJAS GAS CORPORATION THRIFT BENEFIT RESTORATION PLAN

                                  ATTACHMENT A

PARTICIPANTS                             MAXIMUM PERCENTAGE OF BONUS DEFERRAL

Jay A. Precourt                                        15%

James W. Whalen                                       100%*

Rene R. Joyce                                          15%

James E. Street                                        15%

Roy E. Johnson                                         15%

P. Anthony Lannie                                      15%

Frank T. Whittinghill                                  15%

Wesley F. Blankenship                                  15%


* Reduced by withholding required under Code Section 3101.

May 1, 1997

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